Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Wilmington Trust Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-43675, 333-04042, 333-69479, 333-80009, 333-61096, 333-86748, 333-124246, 333-124248, 333-150329, 333-158709) on Form S-8 and registration statements (Nos. 333-69453, 333-76332, 333-147694) on Form S-3 of Wilmington Trust Corporation and subsidiaries (the Corporation) of our reports dated February 22, 2010, with respect to the consolidated statements of condition of the Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Corporation.
Our report dated February 22, 2010, on the consolidated statements of condition of the Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, refers to the Corporation’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 22, 2010